Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE	CONTACT:
04/22/08 – 0530 a.m. ET	Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
•	Corn Products International Reports 29 Percent Increase in 2008 First Quarter Diluted EPS to 85 Cents

•	Raises 2008 Full-Year EPS Outlook to $2.90-$3.15 from $2.65-$2.85 Versus $2.59 in 2007
          WESTCHESTER, Ill., April 22, 2008 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported record quarterly net income of $64 million, or $0.85 per diluted share, for the first quarter ended March 31, 2008, a 29 percent increase compared with net income of $50 million, or $0.66 per diluted share, last year.
          For the ninth consecutive quarter, net sales reached a record level. Net sales of $931 million in the first quarter of 2008 improved 22 percent versus $762 million in the prior-year period. The net sales growth was predominantly the result of strong pricing actions, product mix improvement, and favorable currency translation. Volumes fell slightly due to lower customer demand.
          Gross profit of $173 million in the first quarter of 2008 improved 18 percent compared with $146 million a year ago. Strong pricing actions and improved product mix in North and South America were the primary contributors to the higher gross profit dollar level. The gross margin of 18.6 percent compared with 19.2 percent last year.
          Operating expenses as a percentage of sales in the first quarter of 2008 was 7.3 percent, a reduction versus 7.6 percent a year ago.
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Corn Products International – Page 2
     Operating income of $107 million in the first quarter of 2008 grew 22 percent versus $88 million last year. The operating margin of 11.5 percent was essentially unchanged from 2007.
          2008 first-quarter net financing costs declined $2.6 million from last year, of which $1.2 million was attributable to foreign currency gains. The effective tax rate of 33.5 percent compared with 34.0 percent last year.
Regional Business Segment Performance
Regional results for the quarter ended March 31, 2008 were as follows:
North America
Net sales of $537 million increased 15 percent versus $468 million in 2007 due predominantly to improved price/product mix, along with positive foreign currency translation. Volumes were unfavorable across the region due primarily to poor weather conditions and the economic softness, both of which impacted customer takeaway. All three countries contributed to the net sales growth. Operating income of $75 million increased 23 percent from $61 million last year.
South America
Net sales of $272 million rose 36 percent compared with $200 million a year ago as a result of favorable price/product mix and foreign currency translation, slightly offset by lower volumes from reduced takeaway in the Brazilian brewing segment. Operating income of $32 million improved 29 percent from $25 million in the prior year. Brazil and the Southern Cone delivered strong performances. The Andean region’s performance was negatively impacted by expenses related to the start-up of an infant food program which is expected to become a more positive contributor later in 2008.
Asia/Africa
Net sales of $122 million grew 30 percent versus $94 million last year due to strong pricing actions. Operating income of $13 million fell 10 percent from the prior year. Operating income improvements in Pakistan, Thailand, China and Kenya were more than offset by a decline in South Korea’s operating income. Excluding South Korea, the division’s operating income increased 40 percent.
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Corn Products International – Page 3
Balance Sheet and Cash Flow
          The Company’s balance sheet remained strong as of March 31, 2008. Net debt (total debt less cash) of $414 million compared with $474 million at December 31, 2007 and $471 million at March 31, 2007. Cash provided by operations for the first quarter of 2008 was $116 million compared with $58 million in the prior year. The change was attributable to an increase in net income of $14 million and a positive swing in working capital of $40 million.
2008 Outlook
          “We have raised our 2008 EPS guidance on the strength of our first quarter performance and the greater visibility we have on the rest of the year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “We now expect a 12 to 22 percent increase in diluted EPS in 2008, or $2.90 to $3.15, versus $2.59 in 2007, which included a 5-cent gain from our Company’s holdings in CME Group Inc. Our prior 2008 EPS guidance was $2.65 to $2.85. We also now believe that net sales in 2008 should reach $4 billion.
          “Our North and South American businesses should continue to drive our improved performance for the balance of 2008,” said Scott. “We still expect lower results in Asia/Africa due to the cost and volume challenges in South Korea we have previously discussed.” He added that results in the first half of 2008 are expected to be stronger than those in the second half due to anticipated higher raw material costs.
          “We are pleased to begin 2008 with this outstanding performance, and we are excited about our outlook for reporting another year of record results,” said Scott. “The business model for our Company is working in this difficult environment, and we remain focused on successfully navigating a changing and challenging global marketplace with steady execution and discipline.”
Conference Call and Webcast
          Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
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Corn Products International – Page 4
          The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
          Individuals without Internet access may listen to the live conference call by dialing 719.457.2646. A replay of the audio call will be available through Friday, May 2 by calling 719.457.0820 and using passcode 5259684.
About the Company
          Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide supplier of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2007, Corn Products International reported record net sales and diluted earnings per share of $3.4 billion and $2.59, respectively, with operations in 15 countries at 35 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
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Corn Products International – Page 5
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Change
	March 31,		%
	2008	2007

Net sales before shipping and handling costs	$991.0	$816.7	21%
Less: shipping and handling costs	60.1	54.8	10%

Net sales	$930.9	$761.9	22%
Cost of sales	757.7	615.7	23%

Gross profit	$173.2	$146.2	18%

Operating expenses	67.5	57.6	17%
Other income (expense), net	1.0	(0.8)	225%

Operating income	$106.7	$87.8	22%
Financing costs, net	7.3	9.9	-26%

Income before income taxes	$99.4	$77.9	28%
Provision for income taxes	33.3	26.5

	$66.1	$51.4	29%
Minority interest in earnings	1.8	1.4	29%

Net income	$64.3	$50.0	29%

Weighted average common shares outstanding:
Basic	74.1	74.5
Diluted	75.6	76.2

Earnings per common share:
Basic	$0.87	$0.67	30%
Diluted	$0.85	$0.66	29%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$190	$175
Accounts receivable – net	576	460
Inventories	428	427
Prepaid expenses	19	14
Deferred income tax assets	12	13

Total current assets	$1,225	$1,089

Property, plant and equipment – net	1,531	1,500
Goodwill and other intangible assets	412	426
Deferred income tax assets	1	1
Investments	11	13
Other assets	74	74

Total assets	$3,254	$3,103

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	91	130
Deferred income taxes	28	28
Accounts payable and accrued liabilities	531	516

Total current liabilities	$650	$674

Non-current liabilities	133	123
Long-term debt	513	519
Deferred income taxes	172	133
Minority interest in subsidiaries	21	21
Redeemable common stock (500,000 shares issued and outstanding at March 31, 2008 and December 31, 2007) stated at redemption value	19	19
Share-based payments subject to redemption	7	9

Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,819,774 issued at March 31, 2008 and December 31, 2007	1	1
Additional paid in capital	1,083	1,082
Less: Treasury stock (common stock; 1,409,612 and 1,568,996 shares at March 31, 2008 and December 31, 2007, respectively) at cost	(53)	(57)
Accumulated other comprehensive loss	(42)	(115)
Retained earnings	750	694

Total stockholders’ equity	$1,739	$1,605

Total liabilities and equity	$3,254	$3,103

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
( In millions )	2008	2007
Cash provided by operating activities:
Net income	$64	$50
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	32	31
Decrease (increase) in working capital	8	(32)
Other	12	9

Cash provided by operating activities	116	58

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(48)	(32)
Payments for acquisition (net of cash acquired of $7 in 2007)	—	(59)

Cash used for investing activities	(48)	(91)

Cash used for financing activities:
Payments on / proceeds from borrowings, net	(45)	2
Issuances (repurchases) of common stock, net	1	(5)
Dividends paid (including to minority interest shareholders)	(10)	(8)

Cash used for financing activities	(54)	(11)

Effect of foreign exchange rate changes on cash	1	—

Increase (decrease) in cash and cash equivalents	15	(44)
Cash and cash equivalents, beginning of period	175	131

Cash and cash equivalents, end of period	$190	$87

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended
	March 31,		Change
	2008	2007	%
Net Sales
North America	$536.9	$467.8	15%
South America	272.1	200.4	36%
Asia/Africa	121.9	93.7	30%

Total	$930.9	$761.9	22%

Operating Income
North America	$75.3	$61.1	23%
South America	32.2	25.0	29%
Asia/Africa	12.9	14.3	-10%
Corporate	(13.7)	(12.6)	9%

Total	$106.7	$87.8	22%

II. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2008 and 2007, were $48 million and $32 million, respectively. Capital expenditures for the full year 2008 are estimated to be $200 million.

III. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at March 31, 2008 and December 31, 2007 are as follows:
Total Debt to Capitalization Percentage

	March 31,	December 31,
(Dollars in millions)	2008	2007
Short-term debt	$91	$130
Long-term debt	513	519

Total debt (a)	$604	$649

Deferred income tax liabilities	172	133
Minority interest in subsidiaries	21	21
Redeemable common stock	19	19
Share-based payments subject to redemption	7	9
Stockholders’ equity	1,739	1,605

Total capital	$1,958	$1,787

Total debt and capital (b)	$2,562	$2,436

Debt to capitalization percentage (a/b)	23.6%	26.6%